AGREEMENT

        This AGREEMENT, dated April 23, 2001 (this “Agreement”), is by and between rSTAR Corporation, (formerly known as ZapMe! Corporation), a Delaware corporation (the “RSTAR”), and Spacenet Inc., a Delaware corporation (“Spacenet”).

RECITALS:

A.     RSTAR has an outstanding obligation (the “Capital Lease Obligation”) to Spacenet under the Capital Lease (as defined below), in the current amount of $45 million.

B.     RSTAR is a party to that certain Acquisition Agreement, dated as of the date hereof (the “Acquisition Agreement”), among Gilat To Home Latin America (Holland) N.V., a Dutch corporation (“GLTHLA”), as Seller, RSTAR, as Purchaser, and Gilat Satellite Networks Ltd., an Israeli corporation, the indirect parent of GLTHLA and the indirect majority stockholder of RSTAR. The Acquisition Agreement provides for, among other things, the sale of all of the capital stock of StarBand Latin America (Holland) B.V. to RSTAR (the “Sale”).

C.     Pursuant to Section 3.3 of the Acquisition Agreement, RSTAR will satisfy the Capital Lease Obligation through the delivery to Spacenet of shares of RSTAR Stock (as defined below). Spacenet agrees that upon such delivery RSTAR will have fully satisfied its Capital Lease Obligation.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.     Definitions. Except as specified herein, capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the Acquisition Agreement.

      “Capital Lease” means the Amended and Restated Service Agreement, dated September 30, 1999, between ZapMe! Corporation and Spacenet and such products and services as otherwise provided to RSTAR by Spacenet.

      “RSTAR Stock” means the common stock, par value $.01, of RSTAR.

2.    Satisfaction of Capital Lease Obligation.

      2.1. Satisfaction of Capital Lease Obligation. RSTAR hereby agrees to satisfy the Capital Lease Obligation through the issuance and delivery to Spacenet of 19,396,552 shares of Company Stock (the “Company Shares”). Upon the issuance and delivery to Spacenet of RSTAR Shares in accordance with the terms of this Agreement, Spacenet will (i) certify to RSTAR the amount of the Capital Lease Obligation, (ii) deem that RSTAR has satisfied such Capital Lease Obligation in full, and (iii) transfer and assign to RSTAR, effective as of the Closing, all equipment and products underlying the Capital Lease that would be transferred thereunder upon full satisfaction thereof.

      2.2. Closing.

              (a)         The satisfaction of the Capital Lease Obligation shall occur at a closing (the “Closing”) to be held at or prior to the closing under the Acquisition Agreement, at such time as the parties may agree (the date of the Closing being referred to herein as the “Closing Date”).

             (b)         On the Closing Date, the following actions shall be taken:

                            (i)        RSTAR shall deliver to Spacenet certificates representing RSTAR Shares, together with such other documents as Spacenet may reasonably request to evidence the transfer to Spacenet of good title in and to RSTAR Shares, free and clear of any Liens; and

                            (ii)      Each party hereto shall take such other actions, and shall execute and deliver such other instruments or documents, as shall be required under Article 4 hereof and as may be reasonably requested by the other party hereto to evidence (1) the satisfaction of the Capital Lease Obligation and (2) the transfer and assignment by Spacenet to RSTAR of all equipment and products underlying the Capital Lease that would be transferred thereunder upon full satisfaction thereof. Without limiting the foregoing, Spacenet shall execute and deliver to RSTAR such UCC-3 termination statements as are reasonably required to release any UCC-1 financing statements that may have been filed by Spacenet with respect to such equipment.

3.    Representations and Warranties.

      3.1.       Representations and Warranties of RSTAR.

                   (a)          Organization, Standing and Authority. RSTAR is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as it is presently being conducted.

                   (b)          Authorized and Effective Agreement.

                                 (i)         RSTAR has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of RSTAR, subject to Sections 4.1(a) and (b) hereof. This Agreement constitutes a legal, valid and binding obligation of RSTAR, enforceable against RSTAR in accordance with its terms.

                                (ii)         Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby, nor compliance by RSTAR with any of the provisions hereof shall (A) conflict with or result in a breach of any provision of the certificate of incorporation, articles of association or similar charter document or by-laws of RSTAR, (B) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of RSTAR pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which RSTAR is a party or by which it is bound, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to RSTAR excluding from the foregoing clauses (A) and (B) violations, breaches and defaults which, either individually or in the aggregate, would not have a material adverse effect on the financial condition, business results of operations of RSTAR or on the ability of RSTAR to consummate the transactions contemplated hereby.

                    (c)         Legal Proceedings. There are no actions, suits or proceedings instituted, pending or, to RSTAR’s knowledge, threatened against RSTAR before any court, government or regulatory body, agency, commission, official or any arbitrator that present a claim to restrain or prohibit the consummation of the transactions contemplated hereby.

                    (d)         Consents. RSTAR is not required to obtain any consent, approval, order or authorization of, or required to make any declaration, application or filing with, any Governmental authority or other Person in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

      3.2.       Representations and Warranties of Spacenet.

                    (a)         Organization, Standing and Authority. Spacenet is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as it is presently being conducted.

                    (b)         Authorized and Effective Agreement.

                                 (i)          Spacenet has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Spacenet. This Agreement constitutes a legal, valid and binding obligation of Spacenet, enforceable against Spacenet in accordance with its terms.

                                 (ii)          Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby, nor compliance by Spacenet with any of the provisions hereof shall (A) conflict with or result in a breach of any provision of the certificate of incorporation, articles of association or similar charter document or by-laws of Spacenet, (B) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Spacenet pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Spacenet is a party or by which it is bound, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Spacenet excluding from the foregoing clauses (A) and (B) violations, breaches and defaults which, either individually or in the aggregate, would not have a material adverse effect on the financial condition, business results of operations of Spacenet or on the ability of Spacenet to consummate the transactions contemplated hereby.

                     (c)          Legal Proceedings. There are no actions, suits or proceedings instituted, pending or, to Spacenet’s knowledge, threatened against Spacenet before any court, government or regulatory body, agency, commission, official or any arbitrator that present a claim to restrain or prohibit the consummation of the transactions contemplated hereby.

                     (d)          Consents. Spacenet is not required to obtain any consent, approval, order or authorization of, or required to make any declaration, application or filing with, any Governmental authority or other Person in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                     (e)          Investment Representations.

                                    (i)         Spacenet is an “accredited investor” as that term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended (the “Act”).

                                    (ii)         Spacenet is not acquiring RSTAR Shares with a view to the sale or distribution of any part thereof, and it has no present intention of selling or otherwise distributing the same; Spacenet does not have any contract, undertaking, agreement or arrangement with any person to sell or transfer to such person any of RSTAR Shares acquired.

                                    (iii)         Spacenet understands that (i) the transfer and issuance of RSTAR Shares by RSTAR has not been registered under the Act, or under the securities laws of any state of the United States or of any foreign jurisdiction and (ii) no resales of Company Shares may be effected unless the resale of any such shares is registered under the Act or an exemption therefrom is available and applicable state and foreign securities laws are complied with.

                                    (iv)         Spacenet has independently and without reliance upon RSTAR made its own analysis and decision to enter into this Agreement and to acquire RSTAR Shares, except that Spacenet has relied upon the representations and warranties, covenants and agreements of RSTAR expressly set forth herein. Spacenet acknowledges that RSTAR has not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in Section 3.1 hereof. Spacenet acknowledges that the assignment and transfer of RSTAR Shares and related rights, by RSTAR to Spacenet is irrevocable, and that Spacenet shall have no recourse to RSTAR, except with respect to remedies resulting from breaches of this Agreement or as otherwise expressly set forth herein.

                                    (v)         Spacenet understands and acknowledges that the certificates for RSTAR Shares issued to Spacenet hereunder shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAWS

COVERING SUCH SECURITIES OR THE ISSUER RECEIVES AN OPINION OF COUNSEL (SATISFACTORY TO THE ISSUER AND ITS COUNSEL), OR A “NO-ACTION” OR INTERPRETIVE LETTER FROM THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION STATING THAT SUCH SALE, TRANSFER OR ASSIGNMENT IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

4.       Conditions to Closing.

          4.1.         Conditions Precedent – Spacenet. The obligations of Spacenet to effect the satisfaction of the Capital Lease Obligation shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by Spacenet in writing:

                         (a)           The representations and warranties of RSTAR set forth in Section 3.1 hereof shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except where made as of a specific date or otherwise contemplated by this Agreement or consented to in writing by Spacenet, and except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a material adverse effect on the financial condition or results of operations of RSTAR or on RSTAR’s ability to consummate the transactions contemplated by this Agreement;

                          (b)           RSTAR shall have in all respects performed all obligations and complied with all covenants required by this Agreement; and

                          (c)           RSTAR shall have delivered to Spacenet a certificate, dated the Closing Date and signed by an executive officer of RSTAR, to the effect that the conditions set forth in this Section 4.1 have been satisfied to the best knowledge of the officer executing the same.

           4.2.        Conditions Precedent —RSTAR. The obligations of RSTAR to effect to satisfy the Capital Lease Obligation shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by RSTAR in writing:

                         (a)           The representations and warranties of Spacenet set forth in Section 3.2. hereof shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except where made as of a specific date or otherwise contemplated by this Agreement or consented to in writing by RSTAR, and except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a material adverse effect on the financial condition or results of operations of Spacenet or on Spacenet’s ability to consummate the transactions contemplated by this Agreement;

                         (b)           Spacenet shall have in all respects performed all obligations and complied with all covenants required by this Agreement; and

                         (c)            Spacenet shall have delivered to RSTAR a certificate, dated the Closing Date and signed by an executive officer of Spacenet, to the effect that the conditions set forth in this Section 4.2 have been satisfied to the best knowledge of the officer executing the same.

5.         Termination, Waiver and Amendment.

             5.1.        Termination. This Agreement shall terminate simultaneously with the termination of the Acquisition Agreement.

             5.2.        Effect of Termination. In the event this Agreement is terminated pursuant to Section 5.1 hereof, this Agreement shall become void and have no effect, except that a termination pursuant to Section 5.1 hereof shall not relieve the breaching party from liability for an uncured breach of any covenant or undertaking giving rise to such termination.

             5.3.        Waiver. Each party hereto, by written instrument signed by an executive officer of such party, may at any time extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or (iii) the performance by the other party of any of its obligations set out herein.

             5.4.        Amendment. This Agreement may be amended by the parties hereto at any time prior to the consummation of the transaction contemplated hereby. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

6.         Miscellaneous.

              6.1.        Governing Law.

                           (a)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to principles of conflicts of laws.

                          (b)           Each of the parties hereto irrevocably consents to the service of process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party’s address set forth herein, or by any other method provided or permitted under Delaware law.

                          (c)           Each party irrevocably and unconditionally agrees and consents that any suit, action or other legal proceeding arising out of or related to this Agreement shall be brought and heard in State of Delaware, and each party irrevocably consents to personal jurisdiction in any and all tribunals in the State of Delaware.

              6.2.        Further Assurances. From time to time after the Closing Date, upon the reasonable request of a party hereto, the other party shall execute and deliver or cause to be executed and delivered such further instruments and take such further action as required in order to give full force and effect to the economic substance of the transactions contemplated hereby.

              6.3.        Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party without the prior written consent of the other parties. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto.

              6.4.        Entire Agreement. This Agreement and the Schedules hereto constitute the entire agreement among the parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.

              6.5.        No Reliance on Other Information. Except for the representations and warranties contained in this Agreement, none of the parties hereto nor any representative, agent or affiliate or other person acting for any of them makes any other representation or warranty, express or implied.

              6.6.        Severability. If any provision of this Agreement, including any phrase, sentence, clause, section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

              6.7.        No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity that is not a party or permitted assignee of a party to this Agreement.

              6.8.        Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be delivered by hand, transmitted via facsimile or mailed by first-class mail, postage prepaid, addressed:

if to RSTAR:
RSTAR Corporation 3000 Executive Parkway, Suite 150 San Ramon, CA 94583 Facsimile No.: (925) 355-1299 Attention: Lance Mortensen, Chairman

with a copy to:

Piper Marbury Rudnick & Wolfe LLP 6225 Smith Avenue Baltimore, Maryland 21209 Facsimile No.: (410) 580-3001 Attention: Wilbert H. Sirota, Esq.

if to Spacenet:
Spacenet Inc. 1750 Old Meadow Road McLean, Virginia Facsimile: (703) 848 -1010 Attn: Mark Bresnahan, Esq. General Counsel

with a copy to:

Arnold & Porter 399 Park Avenue New York, New York 10022 Facsimile: (212) 715-1399 Attn: Steven G. Tepper, Esq.

              6.9.        Titles and Subtitles. The titles of the sections, paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

              6.10.        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[signatures begin on the next page]

      IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf either by itself or by one of its officers thereunto duly authorized, all as of the date and year first above written.

RSTAR CORPORATION

By:/s/ LANCE MORTENSEN Name: Lance Mortensen Title: COO

SPACENET INC

By:/s/ NICHOLAS SUPRON Name: Nicholas Supron Title: President & CEO